Notice of Annual Meeting of Stockholders


New Orleans, Louisiana
March 30, 1998


To the Stockholders of ENTERGY CORPORATION:

NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS


Date:     Friday, May 15, 1998
Time:     10:00 a.m. Central Daylight Time
Place:    The Woodlands Executive Conference Center
          2301 North Millbend Drive
          The Woodlands, Texas  77380-1360

MATTERS TO BE VOTED ON


1.   Election of Fourteen Directors.

2.   Approval of the 1998 Equity Ownership Plan.

3.   Approval of the Executive Annual Incentive Plan.

4. Ratification of the appointment of Coopers & Lybrand L.L.P. as our independent accountants for 1998.



/s/ Michael G. Thompson

Michael G. Thompson
Secretary

                           TABLE OF CONTENTS

  NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS                     1

  MATTERS TO BE VOTED ON                                           1

  PROXY STATEMENT                                                  4

  GENEAL INFORMATION ABOUT VOTING                                  4

  WHO CAN VOTE                                                     4

  VOTING BY PROXIES.                                               4

  HOW YOU MAY REVOKE YOUR PROXY INSTRUCTIONS                       4

  QUORUM REQUIREMENT                                               4

  VOTES NECESSARY FOR ACTION TO BE TAKEN.                          5

  COST OF THIS PROXY SOLICITATION.                                 5

  ATTENDING THE ANNUAL MEETING.                                    5

  STOCKHOLDERS WHO OWN AT LEAST FIVE PERCENT                       5

  PROPOSAL 1  ELECTION OF DIRECTORS                                6

  GENERAL INFORMATION ABOUT NOMINEES                               6

  TERM OF OFFICE.                                                  6

  INFORMATION ABOUT THE NOMINEES.                                  6

  INFORMATION ABOUT THE BOARD AND ITS COMMITTEES                  10
     Audit Committee                                              10
     Finance Committee                                            10
     Personnel Committee                                          10
     Nuclear Committee                                            11
     Public Affairs Committee                                     11
     Executive Committee                                          11
     Director Affairs Committee                                   11

  DIRECTOR COMPENSATION.                                          12

  SERVICE AWARDS FOR DIRECTORS.                                   12

  RETIREMENT FOR DIRECTORS                                        12

  PERSONNEL COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION        12

  SHARE OWNERSHIP OF DIRECTORS AND OFFICERS                       12

  SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.        13

  REPORT OF PERSONNEL COMMITTEE ON EXECUTIVE COMPENSATION         13

  COMPARISON OF FIVE YEAR CUMULATIVE RETURN                       15

  EXECUTIVE COMPENSATION TABLES                                   16
     Summary Compensation Table                                   16
     Option Grants to the Executive Officers in 1997              17
     Aggregated Option Exercises in 1997 and Option Values
      as of Year End 1997                                         17

  RETIREMENT INCOME PLAN                                          17
     Retirement Income Plan Table                                 18

  PENSION EQUALIZATION PAYMENTS.                                  18

  SUPPLEMENTAL RETIREMENT PLANS.                                  18

  SYSTEM EXECUTIVE RETIREMENT PLAN                                18
     System Executive Retirement Plan Table                       19

  EXECUTIVE MANAGMENT AGREEMENTS.                                 19

  PROPOSAL 2 - APPROVAL OF THE 1998 EQUITY OWNERSHIP PLAN         19

  MAXIMUM NUMBER OF SHARES.                                       19

  PARTICIPANTS AND PURPOSE OF THE PLAN                            19

  FORMS OF AWARD                                                  20

  STOCK OPTIONS.                                                  20

  RESTRICTED SHARES.                                              20

  PERFORMANCE SHARES.                                             20

  EQUITY AWARDS                                                   20

  PERFORMANCE-BASED COMPENSATION                                  20

  AMENDMENTS                                                      21

  TAX CONSEQUENCES OF THE PLAN.                                   21

  NEW PLAN BENEFITS                                               21

  PROPOSAL 3 - APPROVAL OF THE EXECUTIVE ANNUAL INCENTIVE PLAN    22

  PARTICIPANTS AND PURPOSE OF THE PLAN.                           22

  PERFORMANCE GOALS                                               22

  PERFORMANCE-BASED COMPENSATION                                  22

  AMENDMENTS                                                      22

  NEW PLAN BENEFITS                                               22

  PROPOSAL 4 - APPOINTMENT OF INDEPENDENT ACCOUNTANTS             23

  STOCKHOLDER PROPOSALS FOR 1999 MEETING.                         23

                            PROXY STATEMENT


Your vote is very important. For this reason, the Board of Directors is requesting that you allow your Entergy Corporation Common Stock to be represented at the Annual Meeting by Edwin Lupberger and Bismark A. Steinhagen, the persons named as proxies on the enclosed proxy card. This proxy statement has been prepared for the Board by our management. The terms "We", "our", "Entergy" and the "Corporation" each refers to Entergy Corporation. This proxy statement is being sent to our stockholders on or about March 30, 1998.

                   GENERAL INFORMATION ABOUT VOTING

WHO  CAN  VOTE.   You are entitled to vote your Common  Stock  if  our
records show that you held your shares as of March 16, 1998. At the close of business on March 16, 1998, a total of 245,881,656 shares of Common Stock were outstanding and entitled to vote. Each share of Common Stock has one vote. The enclosed proxy card shows the number of shares that you are entitled to vote.

VOTING BY PROXIES. If your Common Stock is held by a broker, bank or other nominee, you will receive instructions from them which you must follow in order to have your shares voted in accordance with your instructions. If you hold your shares in your own name, you may instruct the proxies how to vote your Common Stock by using the toll free telephone number listed on the proxy card or by signing, dating and mailing the proxy card in the postage paid envelope provided to you. Of course, you may come to the meeting and vote your shares in person. When you use the telephone system, the system verifies that you are a stockholder through the use of a Personal Identification Number assigned to you. The procedure allows you to instruct the proxies how to vote your shares and to confirm that your instructions have been properly recorded. Specific directions for using the telephone voting system are on the proxy card. Whether you mail or telephone your instructions, the proxies will vote your shares in accordance with those instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors. We are not currently aware of any matters to be presented other than those described in this proxy statement. If any other matters not described in the proxy statement are presented at the meeting, the proxies will use their own judgment to determine how to vote your shares. If the meeting is adjourned, your Common Stock may be voted by the proxies on the new meeting date as well, unless you have revoked your proxy instructions.

HOW YOU MAY REVOKE YOUR PROXY INSTRUCTIONS. To revoke your proxy instructions, you must either advise the Secretary in writing before your shares have been voted by the proxies at the meeting, deliver later proxy instructions, or attend the meeting and vote your shares in person.

QUORUM REQUIREMENT. The Annual Meeting may not be held unless a quorum equal to a majority of the outstanding shares entitled to vote is represented at the meeting. If you have returned valid proxy instructions or attend the meeting in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters introduced at the meeting. "Broker non-votes" also count for quorum purposes. If you hold your Common Stock through a broker, bank or other nominee, it may only vote those shares in accordance with your instructions. However, if it has not received your instructions within ten days of the meeting, it may vote on matters which the New York Stock Exchange determines to be routine. All four proposals before the annual meeting are routine. If a nominee cannot vote on a matter because it is not routine or fails to vote on, there is a "broker non-vote".

VOTES NECESSARY FOR ACTION TO BE TAKEN. Fourteen directors will be elected at the meeting, meaning that the fourteen nominees receiving the most votes will be elected. In this case, "broker non-votes" will not be counted as a vote for or against the election of directors. The three other proposals require an affirmative vote of a majority of shares entitled to vote. Therefore, abstentions and "broker non-votes" will have the effect of being a vote cast against those three proposals.

COST OF THIS PROXY SOLICITATION. We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, we expect certain of our employees may solicit stockholders for proxies, personally and by telephone. None of these employees will receive any additional or special compensation for doing so. We have retained Morrow & Co. Inc. for a fee of $12,500, plus reasonable out-of-pocket costs and expenses, to assist in the solicitation of proxies. We will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their principals and obtaining their proxies.

ATTENDING THE ANNUAL MEETING. If you are a holder of record and you plan to attend the Annual Meeting, please come to the registration desk before the meeting. If you are a beneficial owner of Common Stock held by a bank or broker (i. e., in "street name"), you will need proof of ownership of your Common Stock as of March 16, 1998 to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote in person your shares of Common Stock held in street name, you must obtain a proxy in your name from the registered holder.

STOCKHOLDERS WHO OWN AT LEAST FIVE PERCENT. A stockholder "beneficially owns" Common Stock by having the power to vote, invest in, or acquire the common stock within 60 days. Stockholders who beneficially own at least five percent of the Common Stock are required to file certain reports with the Securities and Exchange Commission. Based on these reports, the following beneficial owners have reported their ownership as of December 31, 1997:

Name and Address of                                      Amount and Nature of    Percent
Beneficial Owner                                         Beneficial Ownership   of Class
Barrow,  Hanley,  Mewhinney  & Strauss, Inc.  ("BHM&S")     13,587,608 (1)        5.7%
One McKinney Plaza
3232 McKinney Avenue, 15th Floor
Dallas, Texas 75204-2429

Brinson Partners, Inc. ("BPI")                              15,503,600 (2)        6.4%
209 South LaSalle
Chicago, Illinois 60604-1295

Franklin Resources, Inc. ("FRI")                            19,655,701 (3)        8.10%
777 Mariners Island Blvd.
P.O. Box 7777
San Mateo, CA 94403-7777

(1) Of the 13,587,608 shares, BHM&S has sole voting power as to 3,356,458 shares, and shared voting power as to 10,231,150 shares.

(2) BPI has shared voting power as to all 15,503,600 shares. BPI is wholly owned by Brinson Holdings, Inc., which is wholly owned by SBC Holding (USA), Inc., which is wholly owned by Swiss Bank Corporation. Each of the above companies reported identical ownership of the subject 15,503,600 shares in the report filed with the Securities and Exchange Commission.

(3) FRI may not vote or transfer this Common Stock. These shares are beneficially owned by one or more investment companies or other managed accounts which are advised by investment advisory subsidiaries of FRI. Those subsidiaries, Franklin Advisors, Inc., Templeton Global Advisors, Limited, Templeton/Franklin Investment Services, Inc., Templeton Investment Management (Australia) Limited, Templeton Investment Counsel, Inc., Franklin Advisory Services, Inc., and Franklin Mutual Advisors, Inc., may vote and transfer 8,143,000, 10,155,800, 23,285, 25,000, 7,500, 1,300,000,
     and 1,116 shares, respectively.



                   PROPOSAL 1  ELECTION OF DIRECTORS


                  GENERAL INFORMATION ABOUT NOMINEES

All nominees are currently members of the Board except Vice Admiral George W. Davis, who has been nominated to replace Mrs. Fjeldstad, who is not seeking re-election. Each has agreed to be named in this proxy statement and to serve if elected. Except where authority to vote for one or more nominee(s) is withheld, the proxies will vote all Common Stock represented by an executed proxy equally for the election of the nominees listed below.

TERM OF OFFICE. Directors are elected annually to serve a term of one year and until the next annual meeting of stockholders and the election of their successors.

INFORMATION ABOUT THE NOMINEES. The following biographical information was supplied by each nominee. Unless stated otherwise, all nominees have been continuously employed in their present positions for more than five years. The age of each individual is as of December 31, 1997.



               W. FRANK BLOUNT        Age 59      Director Since 1987
               Sydney, Australia

               - Chief Executive Officer of Telstra Communications Corporation
                 (Australian telecommunications company)
               - Director of First Union National Bank, Atlanta, Georgia, LXE
                 Incorporated, and Caterpillar, Inc.
               - Chairman of National Advisory Group for the National Technical
                 Institute of the Deaf
               - Vice Chairman of the National Advisory Board of Georgia
                 Institute of Technology
               - Executive Vice President of the A. G. Bell Association for the
                 Deaf
               - Member of the Board of Trustees of the Rochester Institute of
                 Technology
               - Member of the Business Council of Australia



               JOHN A. COOPER, JR.    Age 59      Director Since 1985
               Bella Vista, Arkansas

               - Chairman of the Board, President and CEO of Cooper Communities,
                 Inc. (recreational and retirement community development) and of COFAM, Inc.
               - Director of Wal-Mart Stores, Inc., and J. B. Hunt Transport
                 Services, Inc.
               - Honorary Director of First National Bank of Sharp County
                 (Arkansas)



               VADM. GEORGE W. DAVIS  Age 64                 Nominee
               USN (Ret.)
               Plymouth, Massachusetts

               - Retired Director, President and Chief Operating Officer of
                 Boston Edison Company
               - Vice Admiral (retired) U.S. Navy and former Commander Naval
                 Surface Force, Pacific
               - Member, University of Chicago's Board of Governors for the
                 Argonne National Laboratory


               DR. NORMAN C. FRANCIS  Age 66      Director Since 1994
               New Orleans, Louisiana

               - President of Xavier University of Louisiana, New Orleans,
                 Louisiana
               - Director of The Equitable Life Assurance Society of the United
                 States, First National Bank of Commerce, New Orleans, Louisiana and Piccadilly Cafeterias Inc., Baton Rouge, Louisiana
               - Member of the Advisory Board of The Times Picayune Publishing
                 Co., New Orleans, Louisiana
               - Chairman of the Board of Liberty Bank and Trust Company, New
                 Orleans, Louisiana
               - Chairman of the Board for the Southern Education Foundation,
                 Atlanta, Georgia
               - Fellow, The American Academy of Arts and Sciences, Cambridge,
                 Massachusetts
               - Member of the Board of Brandeis University, Waltham,
                 Massachusetts
               - Member of the Board of the National Foundation for Improvement
                 in Education
               - Former Chairman of the Board of Trustees, Educational Testing
                 Service, Princeton, New Jersey



               ROBERT v.d. LUFT       Age 62     Director Since 1992
               Chadds Ford, Pennsylvania

               - Chairman of DuPont Dow Elastomers
               - Retired Senior Vice President-DuPont and President-DuPont
                 Europe (industrial products, fibers, petroleum, chemicals, and specialty products businesses)
               - Retired Chairman of Dupont International
               - Member of the Board of Visitors, School of Engineering,
                 University of Pittsburgh



               EDWIN LUPBERGER        Age 61     Director Since 1985
               New Orleans, Louisiana

               - Chairman of the Board, Chief Executive Officer, and Principal
                 Financial Officer of Entergy Corporation
               - Chairman of the Board and Chief Executive Officer of Entergy
                 Arkansas, Inc., Entergy Gulf States, Inc., Entergy Louisiana, Inc., Entergy Mississippi, Inc., and Entergy New Orleans,
                 Inc., domestic utility subsidiaries
               - Chairman of the Board of System Energy Resources, Inc., a
                 nuclear generating subsidiary, and Entergy Operations, Inc., a nuclear management service subsidiary
               - Chairman of the Board and Chief Executive Officer of Entergy
                 Services, Inc.
               - Chairman of the Board and President of Entergy Enterprises,
                 Inc., a non-utility subsidiary
               - Chief Executive Officer of Entergy Power, Inc., Entergy Power
                 Development Corporation, and Entergy-Richmond Power Corporation and Entergy Pakistan, Ltd. and Entergy Power Asia, Ltd., also subsidiaries
               - Director of First Commerce Corporation, First National Bank of
                 Commerce; International Shipholding Corporation, New Orleans, Louisiana, and Pennington Biomedical Research Foundation
               - Member of the Board of Trustees of Millsaps College
               - Member of the Board of Administrators of Tulane University
               - Chairman of the Foundation for the Mid-South
               - Former Chairman of the U. S. Chamber of Commerce



               ADM. KINNAIRD R. MCKEE Age 68    Director Since 1990
               USN (Ret.)
               Oxford, Maryland

               - Director of PECO Energy Company (formerly Philadelphia Electric
                 Company)
               - Former Superintendent of the United States Naval Academy
               - Former Commander of the United States Third Fleet
               - Former Director of Navy Nuclear Propulsion



               DR. PAUL W. MURRILL    Age 63     Director Since 1993
               Baton Rouge, Louisiana

               - Retired Chairman of the Board and Chief Executive Officer of
                 Entergy Gulf States, Inc.
               - Chairman of the Board of Piccadilly Cafeterias, Inc., Baton
                 Rouge, Louisiana
               - Director of ChemFirst, Inc., Jackson, Mississippi; Tidewater,
                 Inc., New Orleans, Louisiana; Zygo Corporation, Middlefield, Connecticut; and Howell Corporation, Houston, Texas
               - Chairman of Trustees, Burden Foundation



               JAMES R. NICHOLS       Age 59    Director Since 1986
               Boston, Massachusetts

               - Partner, Nichols & Pratt (family trustees), Attorney and
                 Chartered Financial Analyst
               - Life Trustee of the Boston Museum of Science
               - Director, Babson-United, Inc.



               EUGENE H. OWEN         Age 68      Director Since 1993
               Baton Rouge, Louisiana

               - Chairman and President of Utility Holdings, Inc. (holding company for Baton Rouge Water Company, Parish Water Company, Inc., and Louisiana Water Company)
               - Chairman and Chief Executive Officer of Owen and White, Inc.
                 (engineering consulting firm), Baton Rouge, Louisiana
               - President of Parish Water Company Inc., Baton Rouge Water
                 Company, and Louisiana Water Company, Baton Rouge, Louisiana
               - Member, Board of Directors, Our Lady of the Lake Regional
                 Medical Center, Baton Rouge, Louisiana



               JOHN N. PALMER, SR.    Age 63      Director Since 1992
               Jackson, Mississippi

               - Chairman of the Board of Mobile Telecommunication Technologies
                 Corp., Jackson, Mississippi
               - Director of Deposit Guaranty National Bank, Jackson,
                 Mississippi
               - Director of the University of Mississippi Foundation
               - Director of the Foundation for the Mid-South, Jackson,
                 Mississippi
               - Member of the Board of Trustees, Millsaps College
               - National Trustee, National Symphony Orchestra, Washington,
                 D.C.



               ROBERT D. PUGH         Age 68     Director Since 1977
               Portland, Arkansas

               - Chairman of the Board of Portland Gin & Warehouse, Inc.
                 (agricultural and agri-business company), Portland Bank, and Portland Bankshares, Inc., Portland, Arkansas
               - Former Director of Winrock International
               - Former Chairman of the Board of Trustees of the University of
                 Arkansas
               - Former President of Cotton Council International
               - Former Board of Trustees of Chatham Hall School, Chatham,
                 Virginia



               WM. CLIFFORD SMITH     Age 62     Director Since 1983
               Houma, Louisiana

               - President of T. Baker Smith & Son, Inc. (consultants-civil engineering and land surveying). During 1997, T. Baker Smith & Son, Inc. performed land surveying services for Entergy Louisiana, Inc. and was paid approximately $80,985.
                 Mr. Smith's children own 100% of the voting stock of T.
                 Baker Smith & Son, Inc.



               BISMARK A. STEINHAGEN  Age 63      Director Since 1993
               Beaumont, Texas

               - Chairman of the Board of Steinhagen Oil Company, Inc. (oil and
                 gasoline distributor), Beaumont, Texas




            INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

In 1997, the Board of Directors met seven times. Reference to the "Board" refers to the Board of Directors. In addition to meetings of the Board, directors attended meetings of separate Board Committees. All nominees who are now directors attended at least 75% of the Board meetings and committee meetings on which they serve.

COMMITTEES OF THE BOARD. The Board of Directors has seven standing committees.

Audit Committee.    3 meetings in 1997

Present Members:    Paul W. Murrill (Chairman)
                    Lucie J. Fjeldstad
                    James R. Nichols
                    Eugene H. Owen
                    Bismark A. Steinhagen

Functions:          Discusses   the   audit  results   with   independent
                    accountants.

                    Reviews internal controls, financial reporting and other financial matters.

                    Reports to the Board and makes recommendations relevant to the audit.

Finance Committee.  6 meetings in 1997

Present Members:    Robert v.d. Luft (Chairman)
                    W. Frank Blount
                    John A. Cooper, Jr.
                    James R. Nichols
                    John N. Palmer, Sr.

Function:           Reviews all financial, budgeting and banking policies.

                    Makes recommendations to the Board concerning financial transactions and the sale of securities.

Personnel Committee.7 meetings in 1997

Present Members:    W. Frank Blount (Chairman)
                    Robert v.d. Luft
                    Eugene H. Owen
                    Norman C. Francis

Functions:          Reviews  major  employee relations matters,  employment
                    practices, compensation and employee benefit plans.

                    Reviews    officer   performance   and    makes
                    recommendations   to   the  Board  concerning   officer
                    compensation.

Nuclear Committee.  6 meetings in 1997

Present Members:    Kinnaird R. McKee (Chairman)
                    Lucie J. Fjeldstad
                    Robert D. Pugh
                    Wm. Clifford Smith

Functions:          Provides non-management oversight and review of all the
                    Corporation's  nuclear generating plants,  focusing  on
                    safety,   operating   performance,   operating   costs,
                    staffing and training.

                    Consults with management concerning internal and external nuclear related issues.

                    Reports  to  the  Board  with  respect  to   the
                    Corporation's nuclear facilities.

Public Affairs
  Committee.        3 meetings in 1997

Present Members:    Norman C. Francis (Chairman)
                    John N. Palmer, Sr.
                    Wm. Clifford Smith
                    Bismark A. Steinhagen

Functions:          Advises and counsels management regarding governmental,
                    regulatory and public relations matters.

                    Makes recommendations to the Board regarding public policy issues and equal opportunity in all corporate relationships.

Executive Committee.2 meetings during 1997

Present Members:    Edwin Lupberger (Chairman)
                    W. Frank Blount
                    Robert v.d. Luft
                    John N. Palmer, Jr.
                    Robert P. Pugh

Functions:          May  exercise  Board powers with respect to  management
                    and the business affairs of the Corporation between Board meetings.

                    Reports all actions to the Board.

Director Affairs
 Committee.         6 meetings in 1997

Present Members:    Robert D. Pugh (Chairman)
                    John A. Cooper, Jr.
                    Kinnaird R. McKee
                    Paul W. Murrill

Functions:          Advises   and   counsels  the  Board  on  all   matters
                    concerning Directors, including committee memberships, compensation and performance.

                    Searches  for  and  screens  new  nominees   for
                    positions on the Board.

DIRECTOR COMPENSATION. Directors who are Entergy officers do not receive any fee for service as directors. Each non-employee director receives a fee of $1,500 for attendance at Board meetings, $1,000 for attendance at committee meetings scheduled in conjunction with Board meetings, and $2,000 for attendance at committee meetings not scheduled in conjunction with a Board Meeting. Directors also receive $1,000 for participation in any inspection trip or conference not held in conjunction with a Board or Committee meeting. In addition, committee chairpersons are paid an additional $3,000 annually. All non-employee directors receive 150 shares of Common Stock and one-half the value of the 150 shares in cash on a quarterly basis.

SERVICE AWARDS FOR DIRECTORS. All non-employee directors are credited with 800 "phantom" shares of Common Stock for each year of service on the Board up to a maximum of ten years. The "phantom" shares are credited to a specific account for each director that is maintained solely for accounting purposes. After retirement, these directors receive in cash the value of their accumulated "phantom" shares which has the same value as the same number of shares of Common Stock at the time of each payment. Payments are made in at least five but no more than 15 annual payments.

RETIREMENT FOR DIRECTORS. Before Entergy Gulf States, Inc. became a subsidiary, it established a deferred compensation plan for its officers and non-employee directors. A director could defer a maximum of 100% of his salary, and an officer could defer up to a maximum of 50% of his salary. Both Dr. Murrill, as an officer, and Mr. Steinhagen, as a director, deferred their salary. The directors' right to receive compensation is an unsecured obligation of the Corporation, which is held in the Corporation's general funds, and accrues simple interest compounded annually at the rate set by Entergy Gulf States, Inc. in 1985. In addition to payments received prior to 1997, on the January 1 after Dr. Murrill turns 65, he will receive an annual benefit for 15 years and on the January 1 after Mr. Steinhagen turns 70, he will receive an annual benefit for 10 years.


       PERSONNEL COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Blount (Chairman), Luft, Owen, and Dr. Francis served during 1997 as members of the Personnel Committee of the Board. None of these directors during 1997, or prior to 1997, were an officer or employee of the Corporation or any of its subsidiaries.


               SHARE OWNERSHIP OF DIRECTORS AND OFFICERS

The table below shows how much Common Stock each current director, nomin ee, and executive officer named in the Summary Compensation Table on page 16 beneficially owned as of January 31, 1998, as well as how much they and the other executive officers beneficially owned as a group.
This   information  has  been  furnished  by  each  individual.   Each
individual has sole voting and investment power, and the power to dispose of, unless otherwise indicated. The amount of Common Stock owned by all directors, nominees and executive officers as a group totals less than 1% of the outstanding Common Stock.

                    Entergy Corporation Common Stock

                                Amount and Nature                                        Amount and Nature
                            of Beneficial Ownership                                  of Beneficial Ownership
                           Sole Voting         Other                                Sole Voting      Other
                               and           Beneficial                                 and        Beneficial
                         Investment Power    Ownership                               Investment    Ownership
         Name                                   (a)                Name                 Power         (a)
W. Frank Blount                5,034             -         ADM. Kinnaird R. McKee       3,067          -
John A. Cooper, Jr.            7,534             -         Dr. Paul W. Murrill          2,985          -
VADM. George W. Davis             -              -         James R. Nichols             6,065          -
Lucie J. Fjeldstad             3,984             -         Eugene H. Owen               3,692          -
Dr. Norman C. Francis          1,200             -         John N. Palmer, Sr.         16,481          -
Frank F. Gallaher             19,641          17,500       Robert D. Pugh               8,300        6,500 (b)
Donald C. Hintz               11,318          27,500       Wm. Clifford Smith           6,621          -
Jerry D. Jackson              29,500          24,411       Bismark A. Steinhagen        8,237          -
Robert v.d. Luft               4,284             -
Edwin Lupberger               36,583          63,324 (b)
Jerry L. Maulden              27,165          30,000
Gerald D. McInvale            10,901          20,000
                                                           All directors,             262,891      244,235
                                                            nominees, and executive
                                                            officers


(a) Includes Common Stock in the form of stock options that are currently exercisable as follows: Mr. Gallaher, 17,500 shares; Mr. Hintz, 27,500 shares; Mr. Jackson, 24,411 shares; Mr. Lupberger, 58,824 shares; Mr. Maulden, 30,000 shares; and Mr. McInvale, 20,000 shares.

(b) Includes Common Stock held by their spouses. The named persons disclaim beneficial ownership as follows: Mr. Lupberger, 2,500 shares; and Mr. Pugh, 6,500 shares. In addition, Mr. Lupberger owns 2,000 shares in joint tenancy with his mother, for which he disclaims beneficial ownership.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE. Directors and officers must file reports with the Securities and Exchange Commission indicating their ownership of any equity securities of the Corporation at the time they became a director or executive officer. Thereafter, reports must be filed to update any changes in ownership. In 1997, all directors and officers filed the necessary reports except that reports of the acquisition and sale of Common Stock acquired by conversion of phantom shares, were not filed on time by Michael R. Niggli (765 shares), Gerald D. McInvale (855 shares), Charles L. Kelly (7,937 shares), Michael B. Bemis (2,657 shares), Edwin Lupberger
(2,232 shares), Jerry D. Jackson (1,873 shares) and Donald C. Hintz (2,428 shares). Additionally, Terry Ogletree, a former officer of the Corporation, was late in reporting his receipt during 1996 of 22,500 restricted shares, Louis Buck was late in reporting his receipt during 1996 of 488 phantom shares and Edwin Lupberger was late in reporting the acquisition in 1994 and 1997 of a total of 2,000 shares of Common Stock held jointly with his mother. All reports have now been filed.

        REPORT OF PERSONNEL COMMITTEE ON EXECUTIVE COMPENSATION

The Personnel Committee of the Board reviews and makes recommendations to the Board about all aspects of executive compensation including the adoption or amendment1 of the various compensation, incentive, and benefit plans as well as programs maintained for officers and other key employees of the Corporation.

The Corporation's executive compensation programs provide competitive rewards intended to attract, retain, and motivate key employees critical to the Corporation's success. The Committee has historically used similarly-sized electric utility companies as the peer group for assessing the competitiveness of its compensation programs. The electric utility companies included in this group are of similar revenue size. The Committee also uses a selected group of similar-sized telecommunications companies as an additional peer group.

In 1997, these peer groups were utilized for all components of compensation including base salary, annual incentives, and long-term incentives. The executive total compensation package was targeted at the median of total compensation within the peer group. Incentive plans provided opportunities for executives to earn compensation in excess of peer group medians based on performance targets approved by the Board. The total executive compensation package consisted of the following four major components.

Base Salary

Base salary was set through a comparison with companies in the compensation peer groups. The Board of Directors granted Mr. Lupberger a 1997 increase as reflected in the "Summary Compensation Table" on page 16.

Benefits and Perquisites

Executives are provided benefits such as pension plan, medical insurance, life insurance, and long-term disability insurance. In addition, executives receive special executive remuneration including perquisites.

Annual Incentive Compensation

Each executive's annual incentive compensation is based on the attainment of key strategic goals and objectives including improvement in consolidated operational economic value added, control of operation and maintenance costs, customer satisfaction, and transition to a competitive environment. These measures have varying weights and are specifically tailored to each executive's responsibilities. For 1997, Mr. Lupberger received no cash incentive award. Stock option grants are considered on an annual cycle, in January of each year, based on the Corporation's prior year performance as reviewed by the Committee.

Long-Term Incentive Compensation

Long-term incentive compensation opportunities are tied to long-term shareholder value. In 1996, the Board of Directors adopted a three year Long-Term Incentive Plan which spans the 1996-1998 performance period. Under this Long-Term Incentive Plan, the corporation must achieve pre-set levels of performance against a selected group of other companies in the area of total return to shareholders over the three year performance period.

Total Compensation

As  reported  in  the  "Summary Compensation  Table,"   in  1997,  Mr.
Lupberger's participation in each compensation component was as follows:

     -    Salary                                  73%
     -    Bonus                                    0%
     -    Other Annual Compensation               25%
     -    Long-Term Incentive Compensation         0%
     -    All Other Compensation                   2%

Mr. Lupberger's total 1997 compensation level was below the target compensation level when compared to the compensation peer group companies.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for individual compensation over one million dollars paid to the Company's Chief Executive Officer and to the four other most highly paid executives, unless certain requirements are met. One of these requirements is that compensation over $1 million must be performance-based.

In 1997, Mr. Lupberger earned slightly in excess of $1 million, but the tax effects of that amount were immaterial. None of the other five highest paid executives were compensated in excess of $1 million dollars.

Members of the Personnel Committee:
W. Frank Blount, Chairman
Norman C. Francis
Robert v.d. Luft
Eugene H. Owen

COMPARISON OF FIVE YEAR CUMULATIVE RETURN. The following graph compares the performance of the Common Stock of the Corporation to the S&P 500 Index and the S&P Electric Utilities Index (each of which includes the Corporation) for the last five years.



                           Years Ended December 31
                       1992  1993  1994  1995   1996  1997
          Entergy      $100  $114   $74  $107   $108  $125
          S&P 500 (1)  $100  $110  $111  $153   $189  $251
          S&P EUI (1)  $100  $113   $98  $128   $128  $161


Assumes $100 invested on December 31, 1992, in Common Stock, the S&P 500, and the S&P Electric Utilities Index, and reinvestment of all dividends.

(1) Cumulative total returns calculated from the S&P 500 Index and S&P Electric Utilities Index maintained by Standard & Poor's Corporation.

                     EXECUTIVE COMPENSATION TABLES

                      Summary Compensation Table

                                                                             Long-Term Compensation
                                           Annual Compensation                     Awards                Payouts
                                                                          Restricted   Securities          (a)
                                                           Other Annual     Stock      Underlying          LTIP      All Other
    Name and Principal         Year    Salary     Bonus    Compensation     Awards       Options         Payouts  Compensation(b)

Edwin Lupberger                1997  $ 785,385  $       0   $271,422          $0       10,000 shares     $      0    $23,562
 Chairman of the Board and     1996    735,577    448,794    123,601          (c)      10,000                   0     23,567
 Chief Executive Officer       1995    700,000    568,400     89,163          (c)      60,000             781,337     21,000

Frank F. Gallaher              1997  $ 327,385   $      0    $11,132          $0        5,000 shares     $      0   $  9,822
 Group President and Chief     1996    276,538    130,150     35,641          (c)       5,000                   0     10,321
 Utility Operating Officer     1995    240,000    198,360     61,360          (c)      27,500             324,398      7,638

Donald C. Hintz                1997  $ 365,077  $       0    $18,245          $0        5,000 shares     $      0    $10,952
 Group President and Chief     1996    343,269    231,299     12,516          (c)       5,000                   0     14,197
 Nuclear Operating Officer     1995    325,000    265,049     13,394          (c)      30,000             409,414      9,750

Jerry D. Jackson               1997  $ 342,077   $      0    $56,359          $0        5,000 shares     $      0    $10,262
  Executive Vice President -   1996    332,115    209,489     37,928          (c)       5,000                   0     13,862
  External Affairs and Chief   1995    325,000    256,838     43,054          (c)      30,000             422,438      9,750
  Administrative Officer

Jerry L. Maulden               1997  $ 445,615   $      0    $67,485          $0        5,000 shares     $      0    $13,369
 Vice Chairman                 1996    435,000    260,301     27,056          (c)       5,000                   0     14,550
                               1995    435,000    353,220     26,248          (c)      30,000             422,438     13,050

Gerald D. McInvale (d)         1997  $ 331,154   $      0    $17,389          $0        5,000 shares     $      0     $9,923
 Former Executive Vice         1996    271,730    179,576     13,995          (c)       5,000                   0     12,051
 Chairman                      1995    255,481    186,739     12,525          (c)      27,500             294,282      7,664


(a) Includes the value of restricted shares that vested in 1997, 1996, and 1995 (see note (c) below).

(b) Includes the employer contributions under Section 401(k) plans and related defined benefit plans as follows: Mr. Lupberger $23,562; Mr. Gallaher $9,822; Mr. Hintz $10,952; Mr. Jackson $10,262; Mr. Maulden $13,369; and Mr. McInvale $9,923.

(c) There were no restricted stock awards in 1997. At December 31, 1997, the number and value of the aggregate restricted stock holdings were as follows: Mr. Lupberger 60,000 shares, $1,796,250; Mr. Gallaher 30,000 shares, $898,125; Mr. Hintz 30,000 shares, $898,125; Mr. Jackson 30,000 shares, $898,125; Mr. Maulden 37,500 shares,  $1,122,656;  and  Mr.  McInvale  30,000  shares,  $898,125.
     Accumulated dividends are paid on restricted stock when vested. The value of stock for which restrictions were lifted in 1997,
     1996, and 1995, and the applicable portion of accumulated cash dividends, are reported in the LTIP Payouts column in the above table. The value of restricted stock awards as of December 31, 1997 is determined by multiplying the total number of shares awarded by the closing market price of Common Stock on the New York Stock Exchange Composite Transactions on December 31, 1997 ($29.9375 per share).

(d) Gerald D. McInvale is a former Executive Officer. He is included in the table because, had he been an executive officer at the end of the year, he would have been one of the four most highly compensated executive officers.

            Option Grants to the Executive Officers in 1997

                                Individual Grants
                                                                    Potential Realizable
                                   % of Total                              Value
                       Number of     Options                          at Assumed Annual
                       Securities  Granted to  Exercise                Rates of Stock
                       Underlying   Employees   Price                Price Appreciation
                        Options         in      (per    Expiration     for Option Term
        Name           Granted (a)     1997    share)      Date         5%         10%
Edwin Lupberger         10,000         3.9%    $ 26.5    01/30/07   $ 166,657  $  422,342

Frank F. Gallaher        5,000         2.0%      26.5    01/30/07      83,329     211,171

Donald C. Hintz          5,000         2.0%      26.5    01/30/07      83,329     211,171

Jerry D. Jackson         5,000         2.0%      26.5    01/30/07      83,329     211,171

Jerry L. Maulden         5,000         2.0%      26.5    01/30/07      83,329     211,171

Gerald D. McInvale       5,000         2.0%      26.5    01/30/07      83,329     211,171

(a)  These options became exercisable on July 30, 1997.


Aggregated Option Exercises in 1997 and Option Values as of Year End 1997

                        Number of Securities           Value of Unexercised
                  Underlying Unexercised Options       In-the-Money Options
                       as of December 31, 1997       as of December 31, 1997
      Name           Exercisable   Unexercisable   Exercisable   Unexercisable

Edwin Lupberger        58,824         50,000     $ 107,308       $  453,125
Frank F. Gallaher      17,500         25,000        36,406          226,563
Donald C. Hintz        27,500         25,000        53,594          226,563
Jerry D. Jackson       24,411         25,000        20,841          226,563
Jerry L. Maulden       30,000         25,000        54,375          226,563
Gerald D. McInvale     20,000         25,000        37,188          226,563


RETIREMENT INCOME PLAN. The Corporation has a defined benefit plan for employees that provides for a retirement benefit calculated by multiplying the number of years of employment by 1.5% which is then multiplied by the final average pay. A single employee receives a lifetime annuity and a married employee receives a reduced benefit with a 50% surviving spouse annuity. Retirement benefits are not subject to any deduction for social security or other offset amounts. The credited years of service under the plan, as of December 31, 1997, for the following executive officers were: Mr. Gallaher (28) and Mr. Maulden (32). Because they entered into supplemental retirement agreements, the credited years of service under this plan for the following executive officers were: Mr. Hintz (26); Mr. Jackson (18); Mr. Lupberger (34); and Mr. McInvale (25).

The following table shows the annual retirement benefits that would be paid at normal retirement (age 65 or later).




                   Retirement Income Plan Table (1)

             Annual
            Covered             Years of Service
         Compensation      15        20        25        30       35

           $100,000    $ 22,500   $30,000   $37,500   $45,000   $52,500
            200,000      45,000    60,000    75,000    90,000   105,000
            300,000      67,500    90,000   112,500   135,000   157,500
            400,000      90,000   120,000   150,000   180,000   210,000
            500,000     112,500   150,000   187,500   225,000   262,500
            650,000     146,250   195,000   243,750   292,500   341,250
            950,000     213,750   285,000   356,250   427,500   498,750

(1) Benefits are shown for various rates of final average pay, which is the highest salary earned in any consecutive 60 months during the last 120 months of employment.

PENSION EQUALIZATION PAYMENTS. Supplemental retirement benefits are provided to all executive officers and other participants whose benefits are limited under the qualified plans by applicable Federal tax laws and regulations equal to the difference between the benefits that would have been payable under the qualified plans but for the applicable limitations.

SUPPLEMENTAL RETIREMENT PLANS. Two other supplemental plans are offered to executive officers. Executives may participate in one or the other of these supplemental plans at the invitation of the Corporation. These plans provide that a participant may receive a monthly payment for 120 months. The amount of monthly payment shall not exceed 2.5% or 3.33%, depending upon the plan, of the participant's average basic annual pay. Current estimates indicate that the annual payments to any executive officer under either of these two plans would be less than the payments to that officer under the System Executive Retirement Plan discussed below.

SYSTEM EXECUTIVE RETIREMENT PLAN. This executive plan is an unfunded defined benefit plan for senior executives, that includes all of the executive officers named in the Summary Compensation Table. Executive officers can choose, at retirement, between the retirement benefits paid under provisions of this plan or those payable under the supplemental retirement plans discussed above. Under this plan, covered pay includes final annual base pay and the target for incentive awards in effect at retirement. Benefits are calculated by multiplying the covered pay times the maximum pay replacement ratios of 55%, 60%, or 65% (dependent on job rating at retirement) that are attained at 30 years of credited service. The ratios are reduced for each year of employment below 30 years. A single employee receives a lifetime annuity and a married employee receives the benefit with a 50% surviving spouse annuity. These retirement payments are guaranteed for ten years but are offset by any and all defined benefit plan payments from the Corporation and from prior employers. These payments are not subject to social security offsets.

Receipt of benefits under any of the supplemental retirement plans described above are contingent upon several factors. The participant must agree not to take any employment after retirement with any entity that is in competition with or similar in nature to the Corporation or any affiliated company. Benefits are forfeitable for various reasons, including a violation of an agreement with the Corporation or resignation or termination of employment for any reason without the Corporation's permission.

The credited years of service for the executive officers under this plan are as follows: Mr. Gallaher (28), Mr. Lupberger (34), Mr. Maulden (32), Mr. Hintz (26), Mr. Jackson (24), and Mr. McInvale (16).

The following table shows the annual retirement benefits that would be paid at normal retirement (age 65 or later).


              System Executive Retirement Plan Table (1)

     Annual
    Covered                    Years of Service
 Compensation     10        15        20         25         30+

  $  200,000   $60,000   $90,000  $100,000   $110,000    $120,000
     300,000    90,000   135,000   150,000    165,000     180,000
     400,000   120,000   180,000   200,000    220,000     240,000
     500,000   150,000   225,000   250,000    275,000     300,000
     600,000   180,000   270,000   300,000    330,000     360,000
     700,000   210,000   315,000   350,000    385,000     420,000
   1,000,000   300,000   450,000   500,000    550,000     600,000


(1) Covered pay includes final average base pay and the incentive awards target in effect at retirement. Benefits shown are based on a replacement ratio of 50% based on the years of service and covered salary shown. The benefits for 10, 15, and 20 or more years of service at 45% and 55% replacement levels would decrease (in the case of 45%) or increase (in the case of 55%) by the following percentages: 3.0%, 4.5%, and 5.0%, respectively.

EXECUTIVE MANAGEMENT AGREEMENTS. In connection with the resignation of his position as Vice Chairman, Mr. McInvale entered into a contract under which he will receive approximately $33,300 a month through May 31, 2001, subject to certain terms and conditions. Mr. McInvale will also receive comparable benefits under the benefit plans, including retirement plans in which he participated as an employee. In addition, he will not lose any awards previously granted under the incentive plans. In the event Mr. McInvale's death occurs prior to May 31, 2001, his surviving spouse or estate will receive a lump sum equal to the net present value of all monetary base payments due from the date of his death to May 31, 2001, together with the benefits lost, or the comparable value.

        PROPOSAL 2 - APPROVAL OF THE 1998 EQUITY OWNERSHIP PLAN

The Board of Directors adopted, subject to stockholder approval, the 1998 Equity Ownership Plan of Entergy Corporation and Subsidiaries ("Equity Plan"). This Equity Plan replaces the plan previously approved by shareholders in 1991. There are no material differences between the Equity Plan and the prior plan except that the awards granted under the Equity Plan are intended to qualify as performance based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended. Subject to shareholder approval, the Equity Plan will be effective as of January 1, 1998.

MAXIMUM NUMBER OF SHARES. A maximum of 12,000,000 shares of Common Stock will be available for awards. The value of each share of Common Stock on December 31, 1997 was $29.9375. Common Stock awarded may be authorized but unissued shares or shares acquired on the open market. Those stock awards which are forfeited, terminated, or expire, will again be available for subsequent awards. Any Common Stock surrendered by a participant to pay withholding taxes shall become available for subsequent awards.

PARTICIPANTS AND PURPOSE OF THE PLAN. The plan's purpose is to link a participant's performance to shareholder value and reward effective leadership with equity incentives. Only those officers and non-employee directors having significant responsibility for continued growth, development and financial success shall be eligible to participate. The Equity Plan will be administered by the Personnel Committee of the Board which will select the participants and determine the forms of award. Approximately 150 employees will be eligible for awards of stock options. For all other forms of awards, approximately 50 employees will be eligible to participate. The committee has no plans for any outside directors to participate in the Equity Plan at this time but does anticipate that all executive officers and current officers will participate.

FORMS OF AWARD. The Equity Plan provides for several different forms of award including: (1) stock options to purchase Common Stock, which may be either non-statutory stock options or incentive stock options as defined by Federal tax laws, (2) restricted shares, which vest over time, (3) performance shares pursuant to which Common Stock is awarded upon reaching specific performance goals, and (4) equity awards in the form of phantom stock units convertible into Common Stock and/or cash.

STOCK OPTIONS. When granting stock options, the committee will set the exercise price at not less than fair market value of the Common Stock on the date the award is granted. Options will not be exercisable for 6 months and will expire 10 years after the date of the award. Non-statutory stock options may be transferred to family members or charities. Incentive stock options must comply with applicable tax requirements and may not be exercised by a participant in an amount that exceeds $100,000 in any one year. The total number of stock options granted to a single participant shall not exceed 480,000 shares.

RESTRICTED SHARES. At the time of an award of restricted shares, the committee will establish a period during which the restricted shares will be subject to certain restrictions and provide for the lapse or termination of restrictions upon the satisfaction of other conditions. Holders of restricted shares generally have the right to vote and receive dividends.

PERFORMANCE  SHARES.   Common Stock may be  awarded  in  the  form  of
performance shares. The receipt of the Common Stock shall be contingent upon the participant meeting specified performance goals during a performance period. Performance goals can be based on one or more business criteria that apply to either the participant, a business unit or the Corporation. The performance goals may be stated in terms of absolute levels or relative to its subsidiaries or to an index or indices. The number of performance shares payable to a single participant shall not exceed 480,000 shares.

EQUITY AWARDS. Equity awards in the form of phantom stock units may be awarded. The value of these units is related to the value of Common Stock. The committee shall determine the number of phantom stock units to be awarded and all other terms, restrictions and conditions of such awards. Each phantom stock unit will be credited to each participant's account for accounting purposes. Each matured phantom stock unit may be settled in cash, Common Stock or a combination of both, as determined by the committee. The committee may also permit participants to purchase phantom stock units, each of which represents one share of Common Stock, the purchase price of which shall not be less than 80% of the fair market value on the date such award is purchased.

PERFORMANCE-BASED COMPENSATION. Section 162(m) of the Internal Revenue Code of 1986, as amended, prevents public corporations from deducting as a business expense that portion of compensation exceeding $1,000,000 paid to the Chief Executive Officer and any of the other four most highly compensated executive officers. This deduction limit does not apply, however, to "performance-based compensation." Performance-based compensation is compensation paid solely because a participant met one or more pre-established, objective performance goals. All awards of stock options and performance shares made to executive officers will be deemed to be performance-based compensation.

Stock options are considered performance-based compensation because the exercise price of such option may not be less than the fair market value of a share of Common Stock on the date of the award. Performance shares are considered performance-based compensation because the goals, the period, and the objective formula for computing the number of performance shares which are payable when performance goals are met will be established by the committee in writing prior to the beginning of the performance period. Once performance goals are set, the committee may lower an award but may not increase an award. The performance goals for such executive officers shall be based upon or may relate to one or any combination of the following business criteria: Earnings before income taxes, depreciation and amortization (EBITDA), Earnings before income taxes (EBIT), net income, earnings per share, operating cash flow, cash flow, return on equity, sales, budget achievement, productivity, price of Common Stock, market share, total return to shareholder, return on capital, net cash flow, cash available to parent, net operating profit after taxes (NOPAT), economic value added (EVA), expense spending, operation and maintenance (O&M) expense, expense, O&M or capital/kWh, capital spending, gross margin, net margin, market capitalization, market value, debt ratio, equity ratio, return on assets, profit margin, customer growth or customer satisfaction.

AMENDMENTS. The committee may amend or terminate the Equity Plan unless shareholder approval is required for an amendment to comply with any tax or regulatory requirements, or to ensure that the applicable requirements for deductibility of the performance based compensation are met.

TAX CONSEQUENCES OF THE PLAN. The grant of a stock option will not result in taxable income for the optionee or the Corporation at the time of the grant. Upon the exercise of a non-statutory stock option, the optionee will recognize ordinary income in the amount by which the fair market value exceeds the option price. The Corporation will be entitled to a deduction for the same amount. The optionee will have no taxable income upon the exercise of an incentive stock option (except that the alternative minimum tax may apply), and the Corporation will receive no deduction when an incentive stock option is exercised. The tax treatment to an optionee of a disposition of shares acquired by the exercise of an option depends on the length of time the shares have been held and whether such shares were acquired by the exercise of an incentive stock option or non-statutory stock option. Generally, there will be no tax consequence to the Corporation in connection with the disposition of shares acquired under a stock option except that the Corporation may be entitled to a deduction in the case of a disposition of shares acquired upon exercise of an incentive stock option before the applicable incentive stock option holding periods have been satisfied.

With respect to other awards granted under the Equity Plan that are settled either in cash, in Common Stock or other property and are either transferable or not subject to a substantial risk of forfeiture, the participant must recognize ordinary income equal to the cash or fair market value of shares or property received; the Corporation will be entitled to a deduction for the same amount. For awards that are settled in Common Stock or property and are restricted as to the transferability and subject to substantial risk of forfeiture, the participant must recognize ordinary income equal to the fair market value of the shares or other property received at the first time the shares or other property become transferable or not subject to substantial risk of forfeiture, whichever occurs earlier; the Corporation will be entitled to a deduction for the same amount.

NEW PLAN BENEFITS. Providing that you approve the Equity Plan, stock options will be awarded in January 1999 and performance shares will be awarded in January 1998 based on performance goals set by the committee for 1998. Under applicable treasury regulations, the committee may set these performance goals no later than March 31, 1998 for the 1998 performance period as long as the attainment of the specific goals is still undeterminable. The performance goals will be based on one of the business criteria discussed above under the heading "Performance-Based Compensation." The Corporation is unable to provide meaningful disclosure as to what benefits will be payable under this plan for 1998, because the performance goals have not been set and the number of participants and the amount of stock options or performance shares to be awarded has not been determined. Under the 1991 plan, however, in January 1996 the committee granted performance shares at the superior target level as follows: Mr. Lupberger, 40,000 shares; Mr. Gallaher, 20,000 shares; Mr. Hintz, 20,000 shares; Mr. Jackson, 20,000 shares; Mr. Maulden, 25,000 shares; Mr. McInvale, 20,000 shares; all executive officers as a group, 163,000 shares; and all non-executive officers and employees as a group, 256,750 shares. These awards are subject to a three year performance period. It is impossible to determine, at this time, whether any or all awards will be earned. In January 1998, under the 1991 plan, the committee granted 71,250 options to all executive officers as a group and 50,000 options to all non-executive officers and employees as a group with an exercise price of $26.50. Options granted to the named executive officers are reported on the Option Grant Table on page 17. These options are currently exercisable.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE 1998 EQUITY OWNERSHIP PLAN.



     PROPOSAL 3 - APPROVAL OF THE EXECUTIVE ANNUAL INCENTIVE PLAN

The Board of Directors adopted, subject to stockholder approval, an Executive Annual Incentive Plan effective January 1, 1998. This Incentive Plan will be administered by the Personnel Committee of the Board which has broad authority to determine performance goals, the amount to be paid when performance goals are met and that the specific performance goals have been satisfied.

PARTICIPANTS AND PURPOSE OF THE PLAN. The Incentive Plan is intended to provide incentive pay to executive employees based on the achievement of company-wide, business unit and/or individual performance goals. Participants shall include executive employees who are responsible for the establishment of the strategic direction of the Corporation and/or business units, the execution of tactical action plans, or achievement of bottom line results. Approximately 50 executives may participate in the plan. The maximum amount a single participant may be paid pursuant to this plan for any single calendar year performance period is $2,000,000.

PERFORMANCE GOALS. Performance goals shall be established by the committee in writing prior to the beginning of the calendar year during which performance will be measured or by such later date as permitted under applicable Federal tax laws and regulations. Once performance goals are set, the committee may not increase an award, but may lower an award. The committee shall certify in writing prior to payment of any award that the performance goals have been satisfied.

PERFORMANCE BASED COMPENSATION. Awards under the Incentive Plan are intended to qualify as performance based compensation under Section 162(m) of the Internal Revenue Code, as amended, of 1986. The payment of such awards would then be deductible by the Corporation as a business expense. The performance goals for executive officers under this plan will be based on the identical business criteria as specified for the Equity Plan on page 19.

AMENDMENTS. The Committee may amend or terminate the Incentive Plan at any time, unless shareholder approval is necessary to comply with any tax or regulatory requirements or to ensure that the applicable requirements for deductibility of performance based compensation are met.

NEW PLAN BENEFITS. The Incentive Plan is similar to the incentive plan currently in effect. The major difference is that you are being asked to approve the compensation payable under this plan as performance-based. Based on the performance targets set by the committee for 1997 under the prior plan, none of the executive officers earned any incentive awards for 1997. All non-executive officers and employees earned $1,262,093 under the current plan for 1997. If you assume, however, that the executive officers had met the 1997 performance goals under the current plan at the median target percent level, Mr. Lupberger would have received $464,000; Mr. Gallaher $168,200; Mr. Hintz $203,000; Mr. Jackson $200,100; and Mr.
Maulden $261,000. All executive officers as a group would have received $1,797,176, and all non-executive officers and employees as a group would have received $5,152,469.

The benefits that would be payable to executive officers and all other current officers and employees for 1998 are not determinable at this time because the committee has not set the performance goals for 1998 or the target percentages of base pay that a participant can earn as incentive compensation. Under applicable treasury regulations, the committee may set these performance goals no later than March 31, 1998 for the 1998 performance period as long as the attainment of the specific goals is still undeterminable. The performance goals will be based on one of the business criteria discussed above under the heading "Performance-Based Compensation".

THE  BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL   OF  THE
EXECUTIVE ANNUAL INCENTIVE PLAN.

          PROPOSAL 4 - APPOINTMENT OF INDEPENDENT ACCOUNTANTS

Unless otherwise specified by the stockholders, votes will be cast pursuant to the proxies in favor of the ratification of the appointment by the Board of Coopers & Lybrand L.L.P. as independent accountants for the Corporation for the year 1998. Coopers & Lybrand LLP has been the Corporation's auditors since 1994, and of Entergy Gulf States, Inc., an operating subsidiary, since 1933. Coopers & Lybrand LLP does not have any other relationship with the Corporation or any of its subsidiaries. A representative of Coopers & Lybrand LLP will be present at the meeting and will be available to respond to questions by stockholders and will be given an opportunity to make a statement if they desire to do so.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPOINTMENT OF COOPERS & LYBRAND L.L.P.

STOCKHOLDER PROPOSALS FOR 1999 MEETING. For a stockholder proposal to be included in the proxy statement for our next annual meeting, the proposal must be received by the Corporation at its principal offices no later than November 30, 1998. Also, under our Bylaws, stockholders must give advance notice of nominations for director or other business to be addressed at the meeting not later than the close of business on March 16, 1999 and not earlier than February 19, 1999.




By order of the Board of Directors,


/s/ Edwin Lupberger

Edwin Lupberger
Chairman of the Board and Chief Executive Officer

Dated:  March 30, 1998